Exhibit 99.1

Loton Appoints Blake Indursky as Executive Vice Chairman and Senior Vice President of Operations

LOS ANGELES, OCTOBER 6, 2015— Loton, Corp. (OTC: LIVX) announced today that music industry and digital veteran Blake Indursky has joined the company as Executive Vice Chairman and Senior Vice President of Operations..

Robert Ellin, Chairman of Loton, Corp said “Blake has extensive experience in the digital media business, and most recently Blake was instrumental in negotiating the recent agreement for “Rock in Rio”, the largest festival in the world, as well as the disposition of KOKO’s, one of the premier music venues in London. Blake will continue expanding our digital network with many of the world’s leading festivals. We are fortunate to have Blake as one of the key leaders of our team.”

Mr. Indursky has 20 years experience in the music and technology industries, beginning his career at Sony Music Entertainment. As a department head at Sony Music, Mr. Indursky developed and launched new e-commerce businesses including subscription services, merchandising, artist profit sharing programs and ticketing initiatives. He focused on video-on-demand strategies, created ancillary revenue streams through strategic alliances with ISP’s, wireless carriers and major consumer brands.

Mr. Indursky has negotiated global rights deals with the major music record companies, and developed and launched an advertising based music service. In addition, he created a reorganization plan for MTV Networks in the mobile, subscription and live event businesses.

He has also been involved in the careers of Beyonce, Shakira, Jessica Simpson, and Pearl Jam among others.

Loton Corp. (LIVX.OB) is a holding company in the emerging live / digital music space. The company's LiveXLive subsidiary is the world's first premium live music streaming network that will deliver around the clock live music to viewers on any connected device as an authentic and experiential platform.  The platform will offer the world's leading music festivals with multi-day and multi-stage coverage, unique concerts, intimate performances and cutting edge programming.  We will extend the live experience to fans on desktop, laptop, mobile, tablets, consoles, connected TVs and virtual reality platforms.  The LiveXLive network will provide compelling and curated content that showcases the entire spectrum of music to include music inspired fashion, food, and lifestyle content and showcase interviews, back stage access and both fan and artist perspectives.  LiveXLive will feature all genres of music including rock, pop, indie, alternative, EDM, country and feature major festival headliners as well as emerging artists performing at clubs and venues around the globe. The company's KOKO subsidiary (50% owned) is a premier multimedia and lifestyle brand and one of London's iconic live music venues. KOKO is internationally renowned for delivering over 250 live music events per annum for the past ten years and streaming live music to more than 300 million viewers in 70 countries around the globe.

Contact

Robert Ellin, Chairman

310-601-2500

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company’s filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.